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                                          U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 3                                              Washington, D.C. 20549                         OMB APPROVAL
                                                                                                   ---------------------------
                                                                                                   OMB Number: 3235-0104
                                   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES         Expires: December 31, 2001
                                                                                                   Estimated average burden
                                                                                                   hours per response......0.5
                                                                                                   ----------------------------

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Response)
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1.  Name and Address of Reporting Person           2. Date of Event Re-    4.  Issuer Name and Ticker or Trading Symbol
                                                      quiring Statement
D'Agosta         Dominick                             (Month/Day/Year)
--------------------------------------------------
 (Last)           (First)          (Middle)           3/19/2003                The MIIX Group, Incorporated (MHU)
                                                   -------------------     -------------------------------------------------------
                                                   3. IRS Identification   5.  Relationship of Reporting    6.  If Amendment, Date
                                                      Number of Reporting      Person to Issuer                 of Original Filing
Two Princess Road                                     Person, if an Entity     (Check all applicable)           (Month/Day/Year)
---------------------------------------------------   (Voluntary)
       (Street)                                                                X Director       Owner       7. Individual or Joint/
                                                                              ---           ---                Group
                                                                                 Officer        Other          (Check Applicable
                                                                              ---(give      --- (specify        X  Form filed by One
                                                                                  title          below)        --- Reporting
                                                                                  below)                           Person
                                                                                                                   Form filed by
                                                                              ------------------------------   --- More than One
                                                                                                                   Reporting
Lawrenceville        NJ             08648-                                                                         Person
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  City)            (State)          (Zip)
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                                                    TABLE 1 - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
----------------------------------------------------------------------------- -------------------------------- ---------------------
1.  Title of Security       2.  Amount of Securities           3.Ownership           4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                  Beneficially Owned             Form: Direct             (Instr. 5)
                                Instr. 4)                      (D) or Indirect
                                                               (I) (Instr. 5)
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NO SECURITIES OWNED
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                                                                                                                              (Over)
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.         SEC 1473 (3-00)
*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

                    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                     ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 3 (CONTINUED)                       TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------- -------------------------------- -------------------------------------- ----
1. Title of             2. Date Exercisable and      3. Title and Amount of Securities 4. Conver-     5. Owner-     6. Nature of
   Derivative Security     Expiration Date              Underlying Derivative Security    sion or        ship          Indirect
   (Instr. 4)              (Month//Day/Year)            (Instr. 4)                        Exercise       Form of       Beneficial
                                                                                          Price of       Derivative    Ownership
                        --------------------------------------------------------------    Derivative     Security:     (Instr. 5)
                        Date         Expiration       Title           Amount or           Security       Direct (D)
                        Exercisable  Date                             Number of shares                   or Indirect
                                                                                                         (I)
                                                                                                         (Instr. 5)

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EXPLANATION OF RESPONSES:
                                                                                 Catherine E. Williams                   3-21-03
** Intentional misstatements or omissions of facts constitute Federal            --------------------------------   ----------------
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                 ** Signature of Reporting Person         Date
                                                                                 By: Catherine E. Williams, Attorney-in-fact
Note:  File three copies of this Form, one of which must be manually signed.     D'Agosta, Dominick
       If space provided is insufficient, See Instruction 6 for procedure.       Two Princess Road


Potential persons who are to respond to the collection of information contained  Lawrenceville NJ 08648-
in this form are not required to respond unless the form displays a currently    The MIIX Group, Incorporated (MHU)
valid OMB Number.                                                                03/19/2003

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